030 Putnam New York Tax Exempt Income Fund
5/31/14 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	 18,195
        Class B	 189
        Class C	 845
        Class M  26

72DD2   Class Y	 384


73A1    Class A	 0.158342
        Class B	 0.132039
        Class C	 0.125722
        Class M	 0.146626

73A2    Class Y	 0.167559


74U1    Class A	 113,842
        Class B	 1,397
        Class C	 6,522
        Class M	 173

74U2    Class Y	 2,349


74V1    Class A	 8.59
        Class B	 8.57
        Class C	 8.58
        Class M	 8.59

74V2    Class Y	 8.59


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.